Exhibit 99.1

SAFETY ANNOUNCES FOURTH QUARTER AND YEAR END

2010 RESULTS

Boston, Massachusetts, March 9, 2011.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter and year end 2010 results.  Net income for the quarter ended December 31, 2010 was $13.0 million, or $0.86 per diluted share, compared to $10.3 million, or $0.68 per diluted share, for the comparable 2009 period.  Net income for the year ended December 31, 2010 was $56.3 million, or $3.74 per diluted share, compared to $54.2 million, or $3.48 per diluted share, for the comparable 2009 period. Safety’s book value per share increased to $43.37 at December 31, 2010 from $41.20 at December 31, 2009.  Safety paid $0.50 per share in dividends to investors during the quarter ended December 31, 2010 compared to $0.40 per share during the comparable 2009 period.   Safety paid $1.80 per share in dividends to investors during the year ended December 31, 2010 compared to $1.60 per share during the comparable 2009 period.

Direct written premiums for the quarter ended December 31, 2010 increased by $11.9 million, or 9.8%, to $133.4 million from $121.5 million for the comparable 2009 period.  Direct written premiums for the year ended December 31, 2010 increased by $45.2 million, or 8.1%, to $604.9 million from $559.7 million for the comparable 2009 period. The 2010 increase occurred primarily in our personal automobile and homeowners business lines, which experienced increases of 3.8% and 3.2%, respectively, in average written premium per exposure and increases of 3.3% and 19.6%, respectively, in written exposures.  Partially offsetting these increases was a 4.6% decrease in average written premium per exposure and a 2.2 % decrease in written exposures in our commercial automobile business line.

Net written premiums for the quarter ended December 31, 2010 increased by $12.8 million, or 11.2%, to $126.2 million from $113.4 million for the comparable 2009 period.  Net written premiums for the year ended December 31, 2010 increased by $44.2 million, or 8.3%, to $576.8 million from $532.6 million for the comparable 2009 period. The 2010 increase was primarily due to the factors that increased direct written premiums.

Net earned premiums for the quarter ended December 31, 2010 increased by $11.2 million, or 8.5%, to $143.5 million from $132.3 million for the comparable 2009 period.  Net earned premiums for the year ended December 31, 2010 increased by $20.0 million, or 3.8%, to $552.0 million from $532.0 million for the comparable 2009 period.  The 2010 increase was due to the factors that increased direct written premiums combined with decreases in earned premiums ceded to Commonwealth Automobile Reinsurers (“CAR”), and partially offset by decreases in earned premiums assumed from CAR.  Earned premiums ceded to and assumed from CAR decreased as a result of the phase-out of the CAR personal automobile reinsurance pool, which was fully replaced by an assigned risk plan, the Massachusetts Automobile Insurance Plan, beginning with personal automobile policy effective dates after March 31, 2009.  The effect of assumed and ceded premiums on net written and net earned premiums is presented in the tables below.

Net investment income for the quarter ended December 31, 2010 decreased by $1.5 million, or 13.1%, to $9.6 million from $11.1 million for the comparable 2009 period.  Net investment income for the year ended December 31, 2010 decreased by $1.9 million, or 4.4%, to $41.4 million from $43.3 million for the comparable 2009 period.  The 2010 decrease primarily resulted from lower short-term interest rates, risk reduction actions related to municipal bonds, and ongoing maintenance of short duration to protect the portfolio from rising interest rates. Net effective annualized yield on the investment portfolio decreased to 3.6% for the quarter ended December 31, 2010 from 4.2% for the comparable 2009 period.  Net effective annual yield decreased to 3.9% for the year ended December 31, 2010 from 4.1% for the comparable 2009 period.  Our duration was 3.4 years at December 31, 2010, up slightly from 3.3 years at December 31, 2009.

Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended December 31, 2010 were 66.9%, 31.0%, and 97.9%, respectively, compared to 64.1%, 36.6%, and 100.7%, respectively, for the comparable 2009 period. For the quarter ended December 31, 2009, underwriting expenses included an increase of $5.8 million related to our previously disclosed settlement with the Massachusetts Attorney General regarding the calculation of motorcycle insurance premiums.  Loss, expense, and combined ratios calculated under GAAP for the year ended December 31, 2010 were 65.4%, 31.3%, and 96.7%, respectively, compared to 65.1%, 32.2%, and 97.3%, respectively, for the comparable 2009 period.  Total prior year favorable development included in the pre-tax results for the quarter and year ended December 31, 2010 was $15.3 million and $48.2 million, respectively, compared to prior year favorable development of $14.0 million and $44.1 million, respectively, for the comparable 2009 periods.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2009 Form 10-K with the SEC on March 15, 2010 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.
Office of Investor Relations
877-951-2522
InvestorRelations@SafetyInsurance.com

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2009 filed with the SEC on March 15, 2010.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,
	2010	2009
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,030,354 and $989,444)	$1,063,237	$1,018,329
Equity securities, at fair value (cost: $13,704 and $9,736)	14,624	9,876
Other invested assets, at cost, which approximates fair value	2,817	409
Total investment securities	1,080,678	1,028,614
Cash and cash equivalents	40,291	74,470
Accounts receivable, net of allowance for doubtful accounts	145,726	137,238
Accrued investment income	9,471	10,044
Taxes recoverable	5,061	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	4,579	6,851
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	53,147	64,874
Ceded unearned premiums	12,461	13,698
Deferred policy acquisition costs	52,824	47,900
Deferred income taxes	3,643	8,335
Equity and deposits in pools	19,971	23,840
Other assets	11,600	11,973
Total assets	$1,439,452	$1,427,837

Liabilities
Loss and loss adjustment expense reserves	$404,391	$439,706
Unearned premium reserves	306,053	282,434
Accounts payable and accrued liabilities	54,239	59,869
Taxes payable	—	3,916
Payable to reinsurers	5,571	4,674
Other liabilities	15,722	16,803
Total liabilities	785,976	807,402

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,795,504 and 16,624,220 shares issued	168	166
Additional paid-in capital	151,317	144,814
Accumulated other comprehensive income, net of taxes	21,972	18,866
Retained earnings	535,545	506,301
Treasury stock, at cost: 1,727,455 and 1,564,548 shares	(55,526)	(49,712)
Total shareholders’ equity	653,476	620,435
Total liabilities and shareholders’ equity	$1,439,452	$1,427,837

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net earned premiums	$143,460	$132,254	$551,950	$531,969
Net investment income	9,638	11,087	41,395	43,308
Net realized gains (losses) on investments	568	170	863	(167)
Finance and other service income	4,869	4,266	18,511	16,844
Total revenue	158,535	147,777	612,719	591,954

Losses and loss adjustment expenses	95,943	84,746	360,848	346,301
Underwriting, operating and related expenses	44,469	48,443	172,823	171,124
Interest expenses	22	69	88	135
Total expenses	140,434	133,258	533,759	517,560

Income before income taxes	18,101	14,519	78,960	74,394
Income tax expense	5,089	4,250	22,618	20,242
Net income	$13,012	$10,269	$56,342	$54,152

Earnings per weighted average common share:
Basic	$0.86	$0.68	$3.74	$3.49
Diluted	$0.86	$0.68	$3.74	$3.48

Cash dividends paid per common share	$0.50	$0.40	$1.80	$1.60

Number of shares used in computing earnings per share:
Basic	15,046,283	15,055,082	15,065,696	15,533,331
Diluted	15,067,428	15,072,706	15,084,295	15,552,063

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Written Premiums
Direct	$133,430	$121,478	$604,957	$559,747
Assumed	4,181	2,117	13,738	14,564
Ceded	(11,427)	(10,142)	(41,888)	(41,682)
Net written premiums	$126,184	$113,453	$576,807	$532,629

Earned Premiums
Direct	$150,436	$139,210	$580,942	$555,020
Assumed	3,883	4,175	14,134	26,552
Ceded	(10,859)	(11,131)	(43,126)	(49,603)
Net earned premiums	$143,460	$132,254	$551,950	$531,969